EXHIBIT 23.1


The Board of Directors
OnSpan Networking, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-34006) on Form S-8 of OnSpan Networking, Inc. of our report dated January 12, 2001, relating to the balance sheet of OnSpan Networking, Inc. (formerly known as Network Systems International, Inc.) as of September 30, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 2000 and 1999, which report appears in the September 30, 2000 annual report on Form 10-K of Onspan Networking, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                                     /s/ KPMG LLP


Greensboro, North Carolina
July 26, 2001